EXHIBIT 10.5

BOCA INDUSTRIAL PARK

INDUSTRIAL LEASE AGREEMENT

Landlord:

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Tenant:

PC UNIVERSE, INC.

DATE:

May 11, 2001

INDUSTRIAL LEASE I NDEX

TITLE	PAGE	PARAGRAPH
Term	1	1
Rent	1	2
Security Deposit	4	3
Use	5	4
Assignment and Subleasing	5	5
Construction, Applicable Law	9	6
Preparation of the Premises: “As is”	9	7
Acceptance of the Premises	10	8
Repairs and Maintenance	10	9
Alterations	11	10
Delay of Possession	11	11
Destruction or Damage	11	12
Default: Landlord’s Remedies	12	13
Additional Rent	15	14
Subordination	15	15
Indemnification	17	16
Insurance	17	17
Waiver	18	18
Broker(s)	19	19
Notices	19	20
Rules and Regulations	19	21
Liens	20	22
Transfer of Landlord	20	23
Condemnation	21	24
Peaceful Possession	21	25
Access, Changes in Building
Facilities Name	21	26
Surrender, Holding Over	22	27
Utilities	23	28
Security Systems	23	29
Common Areas	23	30
Relocation of Tenant	24	31
Signs	24	33
Hazardous Waste	24	33
Radon Gas	25	34
Entire Agreement	25	35
Code Compliance	25	36
Waiver of Jury Trial	26	37
Liability of Landlord	26	38
Contingency	24	39

Exhibit “A” — Site Plan	28
Exhibit “B” — Rules and Regulations	29
Exhibit “C” — Sign Requirements	31
Exhibit “D” — Option to Renew	32

INDUSTRIAL LEASE AGREEMENT

THIS INDUSTRIAL LEASE AGREEMENT, dated as of the 11 day of May, 2001, by and between TEACHERS INSURANCE AND ANUITY ASSOCIATION OF AMERICA, a New York corporation, hereinafter referred to as “Landlord’, and PC UNIVERSE, INC., a Florida corporation, hereinafter referred to as “Tenant”:

W I T N E S S E T H;

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord:

Space located at:

Boca Industrial Park

504-506 N.W. 77 Street

Boca Raton, Florida

hereinafter referred to as the “Premises” or “Demised Premises”, for the term hereinafter stated, for the rents hereinafter reserved, and upon and subject to the terms, conditions, and covenants hereinafter provided.

1.

Term:

The term of this Lease shall commence on the date of Landlord’s delivery of possession of the Premises to Tenant, and shall end at midnight on the date that is sixty-three (63) months thereafter. For example, if Landlord tenders delivery of possession of the Premises to Tenant on May 1, 2001, this Lease shall expire on July 31, 2006. Landlord shall confirm the date of delivery of possession of the Premises to Tenant by notice following the occurrence thereof.

2.

Rent:

The rent reserved under this Lease for the term hereof shall be and consist of the amounts set forth in the following schedule, plus sales tax thereon, and rent shall first be payable commencing on the date that is ninety (90) days following the commencement date of this Lease as established in Paragraph 1 hereof (the “Rent Commencement Date”). The first day of Lease Year “1” in the following schedule shall be the Rent Commencement Date.

a.

Base Rent in the following amounts:

Lease Year	Annual Rent Per Sq. Ft.	Annual Rent	Monthly Rent
1	$7.25	$84,100.00	$7,008.33
2	$7.54	$87,464.00	$7,288.66
3	$7.84	$90,944.00	$7,578.66
4	$8.16	$94,656.00	$7,888.00
5	$8.48	$98,368.00	$8,197.33

Base Rent shall be payable in advance, in equal monthly installments, without deduction or set-offs and without prior demand therefore, on the first day of each and every calendar month during the term of this Lease except that Tenant shall pay, upon execution and delivery of this Lease by Tenant, the sum of $7,008.33, representing Base Rent due for the first month hereunder, to be applied against the first installment of Base Rent becoming due under this Lease, together with $2,310.33, representing the first month’s portion of the estimated share of expenses per section 14 of this Lease entitled “Additional Rent”, plus applicable sales tax, .

b.

All taxes in the nature of sales, use, or similar taxes, now or hereinafter assessed or levied by any taxing authority upon the payment of fixed rent or Additional Rent as hereinafter defined, and which Landlord is required or permitted to collect from Tenant, shall be payable simultaneously with the payment of Base Rent or Additional Rent.

c.

Tenant covenants and agrees to pay any late charge for ay payment of Base Rent not received by Landlord on or before the tenth (10th) day of each month and for any other payment, such as Additional Rent, not received by Landlord on or before the date when same is due. Said late charge shall be computed from the first day of the month in the case of Rent and from the date when same is due in case of Additional Rent. The amount of the late charge shall be an amount equal to the interest commencing on the dates aforesaid, ending on the date of receipt of the sum(s) by Landlord and having a rate equal to eighteen percent (18%) per annum. In the event any late charge is due to Landlord, Landlord shall advise Tenant in writing and Tenant shall pay said late charge to Landlord not later than the date when the next payment of Rent is due.

d.

Additional Rent consisting of all such other sums of money as shall become due from and payable by Tenant to Landlord hereunder (for default in payment of which Landlord shall have the same remedies as for a default in payment of fixed rent); all to be paid to Landlord without demand, deduction, or set off at its office, or such agent or such other place as Landlord may designate by notice to Tenant, in lawful money of the United States of America. Rent and Additional Rent shall be made payable to:

Teachers Insurance and Annuity Association of America

c/o Insignia/ESG, Inc.

2200 West Glades Road

Suite 1204

Boca Raton, FL 33431

3.

Security Deposit:

Tenant simultaneously with the execution and delivery of this Lease has deposited with Landlord, the sum of $16,394.66, as additional rent, receipt of which is hereby acknowledged, which sum shall be retained by Landlord as security for the payment by Tenant of the rents herein agreed to be paid by Tenant and for the faithful performance by Tenant of the terms, conditions, and covenants of this Lease. It is agreed that Landlord, at Landlord’s option, may at any time apply said sum or any part thereof toward the payment of the rents and any other sum payable by Tenant under this Lease, and/or toward the performance of each and every of Tenant’s covenants under this Lease and Tenant’s liability under this Lease shall thereby be reduced pro tanto; that Tenant shall remain liable for any amounts that such sum shall be insufficient to pay; that Landlord may exhaust any or all rights and remedies against Tenant before resorting to said sum, but nothing herein contained shall require or be deemed to require Landlord to do so; that, in the event this deposit shall not be utilized for any of such purposes, then such deposit shall be returned by Landlord to Tenant promptly after the expiration of the term of this Lease. Landlord shall not be required to pay Tenant any interest on said security deposit. Promptly upon demand by Landlord, Tenant shall deposit with Landlord such additional sum as may be necessary to replace any amounts expended therefrom by Landlord pursuant to the provisions hereof, so that there shall always be a security deposit in the sum first set forth above.

4.

Use:

Tenant will use and occupy the Premises for  any legal use in accordance with applicable zoning regulations. Tenant will not create nor allow to be created any form of pollution whether noise, smoke, or otherwise within or without the Demised Premises. Tenant shall at its own cost and expense obtain any and all licenses and permits necessary for any such use.

5.

Assignment and Subleasing:

Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise may transfer this Lease without Landlord’s prior consent. For purposes of this section, a “transfer” shall mean any of the following: (i) an assignment of this Lease; (ii) a collateral assignment, mortgage, or other encumbrance involving this Lease; (iii) a sublease, license agreement, or other agreement permitting all or any portion of the Premises to be used by others; (iv) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset: (v) a change or conversion in the form of entity of Tenant or any transferee or any entity controlling any of them which has the effect of limiting the liability of any of the partners, members, or other owners of the entity; (vi) the agreement by a third party to assume, take over, or reimburse Tenant for any of Tenant’s obligations under this Lease in order to induce Tenant to lease space from the third party; or (vii) any transfer of control of Tenant, which shall be defined as any issuance or transfer of stock in any corporate tenant or subtenant or any interest in any noncorporation entity tenant or subtenant, by sale, exchange, merger, consolidation, operation of law, or otherwise, or creation of new stock or interests, by which an aggregate of 50% or more of Tenant’s stock or equity interests shall be vested in one or more parties who are not stockholders or interest holders as of the date of this Lease, or any transfer of the power to direct the operations of any entity (by equity ownership, contract, or otherwise), to one or more parties who are not stockholders or interest holders as of the date of this Lease, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions. This subsection shall not apply to sales or stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended, which sales are effected through any recognized securities exchange. Any modification or amendment to any sublease of any portion of the Premises shall be deemed a further sublease of this Lease. As used in this section, the term “transferee” shall include any assignee or subtenant of Tenant or any other party involved in any of the other transactions or events constituting a transfer.

If Tenant requests Landlord’s consent to a transfer, it shall submit in writing to Landlord, not later than 30 days before any anticipated transfer, (i) the name and address of the proposed transferee, (ii) a duly executed counterpart of the proposed transfer agreement, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed transferee, as to the nature and character of its proposed use of the space, and otherwise responsive to the criteria set forth herein, including, but not limited to, the transferee’s business plan for operating at the Premises, including, but not limited to, a statement of projected income, expense, and cash flow for the operations for the two years following the transfer, and (iv) banking, financial, or other credit information relating to the proposed transferee reasonably sufficient to enable Landlord to reasonably determine the financial responsibility and character of the proposed transferee, including balance sheets and profit and loss statements for the transferee covering the three years before the transfer, certified by the transferee, and a list of personal, banking, business, and credit references for the transferee.

Landlord shall have the following options to be exercised within 30 days from submission of Tenant’s request for Landlord’s consent to a specific transfer.

(1)

If Tenant proposes to assign this Lease or sublet all or substantially all of the Premises, Landlord shall have the option to cancel and terminate this Lease as of the proposed commencement date for the transfer.

(2)

If Tenant proposes to sublet less than all or substantially all of the Premises or if a proposed sublease shall be for less than the balance of the Lease term, Landlord shall have the option of canceling and terminating this Lease only as to the applicable portion of the Premises and the applicable portion of the Lease term covered by the proposed sublease, effective as of the proposed commencement date of the sublease. If Landlord exercises this option all rent for the Premises shall be equitably apportioned as of the commencement date of the sublease and Landlord, at Tenant’s expense, shall perform all work and make all alterations as may be required physically to separate the applicable portion of the Premises from the remainder of the Premises and to permit lawful occupancy of the separated portion.

If Landlord does not elect either of the foregoing options, Landlord shall not unreasonably withhold or delay its consent to a proposed transfer. Landlord shall be deemed to have reasonably withheld its consent to a proposed transfer. Unless all of the following conditions have been established to Landlord’s reasonable satisfaction:

(1)

The proposed transferee has sufficient financial wherewithal to discharge its obligations under this Lease and the proposed agreement of transfer and as determined by Landlord’s criteria for selecting Building and Project tenants and has a net worth, experience, and reputation that is not less than the greater of (i) the net worth, experience, and reputation of Tenant on the Commencement Date, or (ii) the net worth, experience, and reputation of Tenant immediately prior to the request for Landlord’s consent to the proposed transfer.

(2)

The proposed transfer shall not, in Landlord’s reasonable judgment, cause physical harm to the Building or Project or harm to the reputation of the Building or Project that would result in an impairment of Landlord’s ability to lease space in the Building or Project or a diminution in the rental value of space in the Building or Project.

(3)

The proposed use of the Premises by the proposed transferee will be a use permitted under this Lease and not prohibited by the Rules and Regulations, and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord.

(4)

The proposed transferee has substantial experience in the type of business it plans to conduct at the Premises.

(5)

The proposed transferee shall not be any person or entity who shall at that time be a tenant, subtenant, or other occupant of any part of the Building or Project, or who dealt with Landlord or Landlord’s agent (directly or through a broker) as to space in the Building or Project during the six months immediately preceding Tenant’s request for Landlord’s consent.

(6)

The proposed use of the Premises by the proposed transferee will not require alterations or additions to the Premises, the Building, or the Project to comply with applicable law or governmental requirements and will not negatively affect insurance requirements or involve the introduction of materials to the Premises that are not in compliance with the environmental laws.

(7)

Any mortgage of the Building or Project will consent to the proposed transfer if such consent is required under the relevant loan documents.

(8)

The proposed use of the Premises will not increase the operating costs for the Building and Project or the burden on the Building and Project services, or generate additional foot traffic, elevator usage, or security concerns in the Building or Project, or create an increased possibility that the comfort or safety, or both, of Landlord and the other occupants of the Building and Project will be compromised or reduced.

(9)

The proposed transferee shall not be, and shall not be affiliated with, anyone with whom Landlord or any of its affiliates has had adverse dealings.

(10)

The proposed transfer will not cause a violation of another lease for space in the Building or Project or give an occupant of the Building or Project a right to cancel its lease.

(11)

There shall be no default by Tenant, beyond any applicable grace period, under any of the terms, covenants, and conditions of this Lease at the time that

Landlord’s consent to a transfer is requested and on the date of the commencement of the term of the proposed transfer.

Tenant acknowledges that the foregoing is not intended to be a exclusive list of the reasons for which Landlord may reasonably withhold its consent to a proposed transfer.

All cash or other consideration received by Tenant as the proceeds of any assignment, sale or sublease of Tenant’s interest in this Lease, whether consented to by Landlord or not, shall be paid to Landlord, notwithstanding the fact that such proceeds exceed the rentals called for hereunder, and Tenant hereby assigns all rights it might have or ever acquire in any such proceeds to Landlord.

If this Lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, at Landlord’s option, after default by Tenant, collect rent from the assignee, subtenant, or occupant, and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as Tenant or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained.

Landlord shall have thirty (30) days from such Tenant’s notice of the proposed assignment or sublease within which to (a) give its written consent to such assignment or sublease with Tenant remaining fully liable for its obligations under the Lease; (b) acquiesce to such assignment or sublease, but terminate Tenant’s obligations under the Lease with respect to all of the Premises or the portion that is the subject of Tenant’s proposed assignment or sublease (provided Landlord and assignee or sublessee enter into a new Lease upon the same terms as set forth in the proposed assignment or sublease); or (c) give written notice that it is withholding its consent to the proposed assignment or subletting in accordance with the applicable provisions of this Lease.

In the event of the transfer and assignment by Landlord of its interest in this Lease and/or in the building containing the Demised Premises to a person expressly assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from any further obligations thereunder, and Tenant agrees to look solely to such successor in interest of Landlord for performance of such obligations. Any security given by Tenant to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to such successor in interest, and Landlord shall thereby be discharged of any further obligation relating thereto.

Upon any request to assign or sublet, Tenant will pay to Landlord, on demand, a sum equal to all of Landlord’s costs, including attorney’s fees, incurred in investigating and considering any proposed or purported assignment or pledge of this Lease or sublease of any of the Demised Premises, regardless of whether Landlord shall consent to, refuse consent, or determine that Landlord’s consent is not required for, such assignment, pledge or sublease.

6.

Construction, Applicable Law:

The words “Landlord” and “Tenant” as used herein shall include plural as well as the singular. Words used in masculine gender include the feminine and neuter. If there be more than one Landlord or Tenant, the obligations imposed hereunder upon Landlord and Tenant shall be joint or several. The section headings or titles in this Lease are not a part hereof and shall have no effect upon the construction of interpretation of any part hereof. This Lease shall be construed and enforced under the laws of the State of Florida. Should any provisions of this Lease be illegal or unenforceable under such laws, it or they shall be considered severable and this Lease and its conditions shall remain in force and be binding upon the parties hereto just as though the illegal or unenforceable provisions had never been included herein.

7.

Preparation of the Premises: “As is”

Tenant agrees to perform, at its own cost and expense, all work   (“Tenant’s Work”), which is necessary to make the Premises conform with Tenant’s plans as approved by Landlord. Within thirty (30) days after the execution of this Lease, Tenant shall furnish to Landlord, for Landlord’s written approval, plans and specifications for the Tenant’s Work, showing a layout, lighting plan, fixturing plan, interior finish and material samples, and any work or equipment to be done or installed by Tenant affecting any structural, mechanical or electrical part of the Premises or the Building. Failure to provide same within said thirty (30) day period shall constitute a default by Tenant under this Lease. Design elements as aforesaid will be displayed in color renderings in such detail as may be sufficient for Landlord’s needs. Landlord’s approval of the plans and specifications as aforesaid for Tenant’s Work shall be at Landlord’s sole discretion. Tenant agrees and acknowledges that all Tenant’s Work, improvements, alterations or additions performed by Tenant (hereinafter collectively “Alterations”) whether pursuant to this Section or otherwise, is performed and accomplished solely for the benefit and convenience of Tenant, and not for the benefit of Landlord, such Alterations being nevertheless subject to each and every of the provisions of this Lease.

Tenant acknowledges that Landlord has made no representation or promise as to the condition of the Premises, nor shall Landlord be required to conduct any Alteration or improvement to the Premises  In the event that  no work is required of Landlord hereunder, Tenant expressly acknowledges that it has inspected the Premises and is fully familiar with the condition thereof, and Tenant agrees to accept the Premises in its “as-is” condition.

8.

Acceptance of the Premises:

Tenant’s failure to give written notice to Landlord at any time during the thirty (30) day period after Tenant has taken possession of the Demised Premises shall be conclusive evidence that the Demised Premises were in good order and satisfactory condition on the day Tenant took possession. No promise of Landlord to alter, remodel, or improve the Demised Premises and no representation respective the condition of the Demised Premises have been made by Landlord to Tenant, unless the same is contained herein or made a part hereof, and Tenant will make no claim on Account of any representations whatsoever, whether made by any renting agent, broker, officer, or other representatives of Landlord or which may be contained in any circular, prospectus, or advertisement relating to the Demised Premises, unless the same is specifically set forth or referenced in this Lease. Landlord agrees that it will promptly correct any of the work to be performed by Landlord under the terms of this Lease which defects, inconsistencies or work are set forth in the above referenced written notice to Landlord.

9.

Repairs and Maintenance:

Tenant will, at Tenant’s sole cost and expense, keep the Demised Premises in good repair and tenantable condition during the term of this Lease. The repair and maintenance of the whole of the Demised Premises, including without limitation, the nonstructural interior portions of the Demised Premises; including storefronts, windows, doors, floor covering, plumbing, ventilation, heating and air conditioning systems, shall be the sold responsibility of Tenant at Tenant’s expense.

Tenant will, at the termination of this Lease, by lapse of time or otherwise, surrender the Premises in the same condition as when received, reasonable wear and tear expected, and shall surrender all keys for the Premises to Landlord. Tenant shall remove all its trade fixtures, leased equipment and any alterations or improvements which Landlord requests to be removed before surrendering the Premises as aforesaid and shall repair any damage to the Premises caused thereby. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of the term of the Lease.

Tenant shall at its own cost and expense, enter into an annual contract for regularly scheduled preventive maintenance and repair, with a licensed maintenance contractor approved by Landlord, for servicing and repair of all heating and air conditioning systems and equipment serving the Premises. Not later than thirty (30) days following the commencement of this Lease and annually thereafter. Tenant shall furnish to Landlord a coy of the air conditioning maintenance contract described above and proof that the annual premium for the maintenance has been paid.

The service contract must include all services suggested by the equipment manufacturer. The maintenance contractor shall keep a detailed record of all services performed on the Premises and prepare a yearly service report to be furnished to Tenant and Landlord at the end of each calendar year. Landlord may, but shall not be required to, upon notice to Tenant, elect to enter into such maintenance/service contract on behalf of Tenant or perform the work itself, and in either case, charge Tenant therefore, together with a reasonable charge of overhead.

Landlord agrees to repair and maintain in good order and condition the roof, roof drains, exterior walls, parking lots, landscaping, exterior lighting and the structural integrity of the interior and exterior of the Premises.

10.

Alterations:

Tenant shall make no alterations, additions, installations, improvements, or decorations in or to the Premises without the written consent of Landlord, which consent shall be subject to the foregoing and upon such terms and conditions as Landlord may require and stipulate in such consent, including without, limitations, (a) physical and spatial limitations, (b) governmental approvals, (c) payment, (d) bonding to guarantee the payment of contractor’s fees, (e) indemnification, (f) liens, (g) designation of approved contractors and subcontractors and (h) Landlord’s insurer’s requirements. This clause shall not be construed to mean that Landlord shall allow any mechanics, liens upon the Premises based upon work ordered by Tenant.

11.

Delay of Possession:

If Landlord is unable to give possession of the Demised Premises on the date stipulated in Paragraph I hereof as the commencement of the term hereof, by reason of Landlord not having fully completed construction of the Demised Premises or the holding over of any prior tenant or tenants or for any other reason, an abatement or diminution of the rent to be paid hereunder shall be allowed to Tenant under such circumstances, and the term of this Lease shall be extended for a period equivalent to the period of such abatement. Said abatement in rent shall be in the full extent of Landlord’s liability to Tenant for any loss or damage to Tenant on account of said delay in obtaining possession of the Premises.

12.

Destruction or Damage:

a.

In the event that the Demised Premises shall be destroyed or damaged or injured by fire or casualty during the term of this Lease, whereby all or a part thereof shall be rendered untenantable, then Landlord shall have the right, to be exercised by notice to Tenant within thirty (30) days after casualty, to render such premises tenantable by repairs within 365 days therefrom, subject to extension for delays faced by Landlord due to adjustment of insurance proceeds, labor trouble, governmental controls, so-called acts of God, or any other cause beyond Landlord’s reasonable control. If said Premises are not rendered tenantable within said time, it shall, be optional with either party hereto to cancel this Lease, by written notice to the other, and in the event of such cancellation the rent shall be paid only to the date of such fire or casualty and paid rent refunded. During any time that the Demised Premises are untenantable due to causes set forth in this paragraph, the Base Rent or a just and fair proportion thereof shall be abated.

b.

If the Demised Premises shall suffer damage to an extent that less than fifteen percent (15%) of the building in which the Demised Premises are located are rendered untenantable, then Landlord agrees to proceed promptly and without expense to Tenant to repair the damage and restore the improvement installed by Landlord, and Tenant shall be entitled to an abatement of a fair and just portion of the rent and other payment required under this Lease according to Tenant’s ability to use the Premises from the date of such damage until said Premises are completely reinstated or restored. If damage to the Demised Premises in excess of $25,000 shall occur within the last year of the initial term or any option extension period provided for herein, the obligation of Landlord to restore the Premises shall not arise unless Tenant shall give notice to Landlord within thirty (30) days after such damage of its desire to extend the term of this Lease for an additional option term if such option term is still available. Upon such notice, Landlord agrees with all due diligence to repair and restore the Demised Premises and the Lease shall continue. Failing such notice to exercise in available option to extend, Landlord, at its option, shall have the right to terminate this Lease or to restore the Premises and the Lease shall continue for the remainder of the then unexpired term and any options which are thereafter exercised. Tenant shall be entitled to an abatement of a fair and just portion of the Base Rent and other payments required under this Lease according to Tenant’s ability to use the Premises from the date of such damage until the Premises are completely reinstated and restored.

c.

No damages, compensation, or claim shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the building pursuant to this paragraph. If Landlord is required to, or exercises its rights to, restore the Premises, then Landlord shall use its best efforts not to unreasonably interfere with Tenant’s use and occupancy. Notwithstanding anything to the contrary Landlord shall not be liable for damages or claims if it is unable to obtain insurance.

d.

Notwithstanding any of the provisions of the foregoing, if Landlord or the holder of any superior mortgage, as defined hereafter is unable to collect all of the insurance proceeds, if any, applicable to the damage or destruction of the Demised Premises or of the building by fire or some other casualty or cause, by reason of some action or inaction on the part of Tenant, its agents, employees, or contractors then without prejudice to any other of Landlord’s remedies available against Tenant, there shall be no abatement of the rent due from Tenant to the extent of the uncollected insurance proceeds, if any.

e.

Landlord will not carry separate insurance of any kind covering Tenant’s property. Except by reason of Landlord’s breach of any of its obligations hereunder or by operation of law Landlord shall not be liable for the repair of any damage or the replacement of Tenant’s property.

13.

Default: Landlord’s Remedies:

a.

All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude another or any other right or remedy provided by law.

b.

If Tenant or any guarantor of this Lease shall become bankrupt or insolvent or unable to pay its debts as such become due, or file any debtor proceedings or if Tenant or any guarantor shall take or have taken against either party in any court pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant’s or any such guarantor’s property, or if Tenant or any such guarantor makes an assignment for the benefit of creditors, or petitions for or enters into an agreement, then this Lease shall terminate and

Landlord, in addition to any other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the leased Promises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.

c.

If Tenant defaults in the payment of rent or in the prompt and full performance of any provisions of this Lease, or if the leasehold interest or Tenant’s business or fixtures of Tenant are levied upon under execution or attached by process of law, or if Tenant makes an assignment for the benefit of creditors, Tenant abandons the Premises, then and in any such event Landlord may, if Landlord so elects, but not otherwise, and after three (3) days written notice thereof to Tenant, forthwith terminate this Lease and Tenant’s right to possession of the Demised Premises, or terminate only Tenant’s right to possession hereunder.

d.

Upon any termination of this Lease, whether by lapse of time or otherwise, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to expel or remove. Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, using such force as may be necessary, without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, and without relinquishing Landlord’s rights to rent or any other right given to Landlord hereunder or by operation of law. Tenant expressly waives the service of any demand for the payment of rent or for possession and the service of any notice of Landlord’s election to terminate this Lease or to re-enter the Premises, except as provided for in subparagraph (b) of this paragraph, and agree that the simple breach of any covenants or provisions of this Lease by Tenant shall, of itself, without the service of any notice or demand whatsoever, constitute an unlawful detainer by Tenant of the Premises within the meaning of the Statutes of the State of Florida.

e.

Tenant abandons the Premises or otherwise entitles Landlord so to elect and Landlord does elect to terminate Tenant’s right to possession only, without terminating the Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidence of tenancy, and take and hold possession thereof without such entry and possession terminating the Lease or releasing Tenant, in whole or in part from Tenant’s obligation to pay the rent hereunder for the full term, and in any such case Tenant shall pay forthwith to Landlord, a sum equal to the entire amount of the rent reserved under Paragraph 2 of this Lease for the residue of the stated term plus any other sums then due hereunder. In such event Additional Rental due until the end of the initial term or any renewal term shall be calculated by adding the amount of five percent (5%) per year to the amount of Additional Rental last payable by Tenant under this Lease. An annual discount rate of five percent (5%) shall be used in calculating the present value of sums due to Landlord in the event of such acceleration. Upon and after entry into possession without termination of the Lease, Landlord may, but need not, relet the Premises or any part thereof for the account of Tenant to any person, firm, or corporation other than Tenant for such rent, for such time, and upon such terms as Landlord in Landlord’s sole discretion shall determine; and Landlord shall not be required to accept any tenant offered by Tenant. In any such case, Landlord may make repairs, alterations, and additions in or to the

Premises and redecorate the same to the extent deemed by Landlord necessary or desirable, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of the reletting. If the consideration collected by Landlord upon any such reletting for Tenant’s account is not sufficient to pay monthly the full amount of the rent reserved in this Lease, together with the costs of repairs, alterations, additions, redecorating, and Landlord’s expenses, Tenant shall pay to Landlord the amount of each monthly deficiency upon demand; and if the consideration so collected from any such reletting is more than sufficient to pay the full amount of the rent reserved herein, together with the costs and expenses of Landlord, Landlord, at the end of stated term of the Lease, shall account for the surplus to Tenant.

f.

Tenant hereby irrevocably appoints Landlord as agent and attorney-in-fact of Tenant, to enter upon the Premises in the event of default by Tenant, and to remove any and all furniture and personal property whatsoever situated upon the premises. Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed, or stored by Landlord at the risk, cost, and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation, or safekeeping thereof. Tenant shall pay to Landlord, upon demand, all expenses incurred in such removal and all storage charges against such property so long as the same shall by in Landlord’s possession or under Landlord’s control. Landlord may place such property after it has been stored for a period of ninety (90) days or more, Landlord may sell any or all of such property in such manner and at such times and places as Landlord in its sole discretion may deem proper, without notice to or demand upon Tenant for the payment of any pert of such chares or the removal of any of such property and shall apply the proceeds of such sale first to the cost of expenses of such sale, including reasonable attorneys’ fees; second, to the payment of the costs and charges of storing any property; third, to the payment of any other sum of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant. The removal and storage of Tenant’s property as above provided shall not constitute a waiver of Landlord’s lien thereon. Notwithstanding anything to the contrary contained herein, Landlord’s lien shall not attach to, and Landlord hereby waives its statutory lien rights, on Tenant’s fixtures, furniture, equipment and inventory, except only to the extent that any such fixtures are incorporated into the Premises and made an integral part thereof.

g.

Tenant shall pay upon demand all of Landlord’s costs, charges, and expenses, including the fees of counsel, agents; and others retained by Landlord, incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiations, or transaction in which Tenant causes Landlord, without Landlord’s fault, to become involved or concerned. Attorneys’ fees shall be awardable for all phases of litigation, trial, as well as appellate. To perfect and assist in the implementation of certain of Landlord’s rights in and to Tenant’s personal property, Tenant hereby pledges and assigns to Landlord and grants unto Landlord a lien upon all furniture, fixtures, goods, and chattels of Tenant which shall or may be brought or put on the Premises as further security for the faithful performance of the terms, provisions, conditions, and covenants of this Lease, and Tenant specifically agrees that said lien may be enforced by distress, foreclosure, or otherwise at the election of Landlord. Tenant hereby expressly waives and renounces for himself and family, any and all homestead and exemption right he may have now or hereafter, under or by virtue of the Constitution or laws of the State of

Florida, or of any other State, or of the United States, as against the payment of rent, Additional Rent, or any other charges payable by Tenant hereunder or any other obligation or damage that may accrue under the terms of the Agreement.

14.

Additional Rent:

a.

Definitions:

“Building” means Building 202, in which the Demised Premises are located. “Parcel” means Tract “B”, Boca Commerce Center, Phase I, according to the Plat thereof, recorded in Plat Book 46, at Page 44 of the Public Records of Palm Beach County, Florida (also referred to herein as the “Project”).

“Tenant’s Building Share” means the proportion that the square footage of the Demised Premises bears to the total square footage of the rentable area in the building. For calculation purposes, Tenant’s Proportional Building Share is estimated to be twenty and one-half percent (20.50%). The total rentable area of Building 202 is 56,580 square feet.

“Tenant’s Parcel Share” means the proportion that the square footage of the Demised Premises bears to the total square footage of the rentable area of building located on the Parcel, which the square footage is 386,046. Tenant’s proportionate share of the parcel is estimated to be three percent (3%) percent.

“Tenant’s Share” shall, in reference to any item which applies to the entire Parcel, mean Tenant’s Parcel Share and, as to any item for which there is a separate meter of bill for the building (i.e., water and sewer fees), shall mean Tenant’s Building Share.

b.

In addition to the Base Rent and adjustments thereto, Tenant shall pay to Landlord as Additional Rent, its prorated share of all taxes, assessments, insurance premiums, utility services, operating expenses, maintenance charges, and any other charges, costs, and expenses which arise from the ownership, occupancy or use of the Parcel, or any part thereof.

Tenant’s prorated share of these Additional Assessments shall be calculated by multiplying the cost of these items to Landlord by Tenant’s  Share as set forth in Section (A) hereof.

Tenant agrees to pay the Additional Assessments, as set forth above, in monthly payments in advance during the Term of this Lease, as may be estimated by Landlord. Following the end of each calendar year, Landlord shall advise Tenant of the actual Tenant’s share of the Additional Assessments payable for such calendar year as computed based upon the cost thereof to Landlord. If there shall have been an underpayment by Tenant, Tenant shall pay the difference within ten (10) days; if there shall have been an overpayment by Tenant, Tenant shall be given a credit towards the next due payment of its share of the Additional Assessment.

Following the end of each calendar year, Tenant shall have the right to require Landlord to substantiate, by written itemization, Landlord’s computation of Tenant’s Additional

Assessments. Landlord shall furnish such an itemization to Tenant within thirty (30) days from receipt of Tenant’s written request for such itemization.

15.

Subordination:

This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases, and underlying leases affecting the Demised Premises now or hereafter existing and to all mortgages which may now or hereafter affect the Demised Premises and to each and every advance made or hereafter to be made under such mortgages, and to all renewals, modifications, replacements, and extensions of such leases and mortgages and spreaders and consolidations of such mortgages (which leases and mortgages are sometimes collectively referred to herein for convenience is the “Superior Lease” and “Superior Mortgage”). This paragraph shall be self-operative and no further instrument of subordination shall be required to make it effective; however, Tenant shall promptly execute and deliver any instrument reasonably requested to evidence such subordination.

a.

Tenant agrees that in the event of any act or omission by Landlord which would give Tenant the right to terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise any such right until he has notified in writing the holder of any such mortgage which at the time shall be a lien on the Demised Premises or the underlying lessor, if any, of such act or omission.

b.

If the lessor of any such Lease or the holder of any such mortgage shall succeed to the rights of Landlord under this Lease, then at the request of such party succeeding to Landlord’s rights, and upon such successor’s written agreement to accept Tenant’s attornment, Tenant shall attorn to such successor Landlord and will execute such instruments as may be necessary or appropriate to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were a direct lease between the successor Landlord and Tenant upon all the terms, conditions, and covenants as are set forth in this Lease and shall be applicable after such attornment, except that the successor Landlord shall not (i) be liable for any previous act or omission of Landlord under this Lease; (ii) be subject to any offset, not expressly provided for in this Lease, which shall have theretofore accrued to Tenant against Landlord; and (iii) be bound by any previous modification of this Lease, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s fixed rent unless such modification or prepayment shall have been expressly approved in writing by such Landlord or such holder through or by reason of which the successor Landlord shall have succeeded to the rights of Landlord under this Lease. The party succeeding to Landlord’s rights shall, provided that Tenant is not in default of the terms of this Lease, recognize Tenant’s rights of possession of the Demised Premises under the terms of this Lease notwithstanding any foreclosure of such mortgage.

c.

Tenant shall deliver to Landlord or to its mortgagee or auditors, or prospective purchaser of the owner of the fee, when requested by Landlord, a certificate to the effect that this Lease is in full force and that Landlord is not in default therein, or stating specifically any exceptions thereto. Failure to give such a certificate within ten (10) business days after written request shall be conclusive evidence that the Lease is in full force and effect and Landlord is not in default and in such event, Tenant shall be estopped from asserting any defaults known to Tenant at that time.

16.

Indemnification:

Neither Landlord nor any agent or employee of Landlord shall be liable to Tenant for any injury or damage to Tenant or to any other person or for any damage to, or loss (by other person, irrespective of the cause of such injury, damage, or loss, and including without limitation injury, damage or loss that results from Landlord’s negligence, gross negligence and/or willful misconduct), it being understood that no property, other than such as might normally be brought upon or kept in the Premises as an incident to the reasonable use of the Premises for the purposes herein permitted, will be brought upon or be kept in the Premises.

Tenant shall indemnify and save harmless Landlord and its agents against and from (a) any and all claims, including those arising from the first paragraph of this Section 16, and (ii) arising from (x) the conduct or management of the Demised Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created or permitted to exist (other than by Landlord for Landlord’s or Tenant’s account) in or about the Demised Premises during the term of this Lease, or during the period of time, if any, prior to the commencement of the term hereof that Tenant may have been given access to the Demised Premises, or (ii) arising from any negligent or otherwise wrongful act or omission of Tenant or any of its subtenants or its or their employees, agents, or contractors; and (b) all costs, expenses, and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding be brought against Landlord, Tenant shall resist and defend such action or proceeding.

17.

Insurance:

Tenant agrees to maintain, throughout the term of this Lease (and any other period during which Tenant is in possession of the Premises), at Tenant’s sole cost and expense, (i) comprehensive general public liability insurance in standard form against claims for bodily injury or death or property damage occurring in or upon the Premises, effective from the date Tenant enters into possession and during the term of the Lease and having a combined single limit amount of not less than One Million ($1,000,000.00) Dollars for injury to one person in one accident, occurrence or casualty, or for injuries to more than one person in one accident, occurrence or casualty; (ii) excess liability coverage in an amount of not less than Five Million ($5,000,000.00) Dollars, (iii) property damage insurance in an amount of not less than One Hundred Thousand ($100,000.00) Dollars for damage to property on any one occurrence; (iv) worker’s compensation and employer’s liability insurance in compliance with applicable legal requirements; (v) business interruption insurance with limit of liability representing loss of at least approximately six (6) months of income; and (vi) any other form of insurance which Landlord or any mortgagee of the Premises shall reasonably require from time to time, in form, in amounts and for risks against which a prudent tenant would insure. Any insurance policies required hereunder shall name Landlord and Landlord’s property manager as additional insureds and shall provided that the policies may not be modified or terminated without thirty (30) days advance notice to Landlord. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under policies issued by insurers permitted to do business in the State of Florida and rate in Best’s Insurance Guide, or any successor thereto (or, if there be none, an organization having a national reputation) as having a general policyholder rating of “A” and a financial rating of at least “10”. Tenant shall furnish to Landlord within thirty (30) days from the date hereof evidence of such insurance coverage by way of either a copy of the actual insurance policy and any amendments and endorsements thereto or a certificate of insurance clearly evidencing each of the coverages and provision s set forth in this paragraph and, if a certificate of insurance is furnished with respect to Tenant’s liability insurance policy, Tenant shall also furnish to Landlord a copy of the declarations page of such insurance policy signed the underwriter. Upon Tenant’s default in obtaining or delivery the policy or certificate for any such insurance or Tenant’s failure to pay the charges therefore, Landlord may procure or pay the charges of any such policy or policies and charge Tenant therefore as Additional Rent. The limits of insurance specified in this Section may be adjusted upward by Landlord in the event that Landlord shall determine that because of: (i) the lapse of time, (ii) any unexpected rates of inflation, (iii) the size of the Premises, (iv) the use of the Premises by tenant or (v) for any reason similar to those specified in clauses (i) through (iv) immediately above in this paragraph, the limits specified offer inadequate protection to Landlord.

a.

Tenant shall at all times during the term hereof, and at its cost and expense, maintain in effect policies of insurance covering all alterations made by or on behalf of Tenant (including without limitation all Tenant’s Work) and Tenant’s fixtures and equipment located on the Premises, in an amount not less than their full replacement value, providing protection against any peril included within the standard classification of “All Risk Coverage,” together with insurance against sprinkler damage, vandalism, theft and malicious mischief. The proceeds of such insurance, so long as this Lease remains in effect, shall be sued to repair or replace the alterations, fixtures and equipment so insured.

b.

Tenant waives, unless said waiver should invalidate any such insurance, its right to recover damages against Landlord for any reason whatsoever to the extent the Tenant recovers indemnity from its insurance carrier. Any insurance policy procured by Tenant which does not name the other as a named insured shall, if obtainable, contain an express waiver of any right of subrogation by the insurance company, including but not limited to Tenant’s workers’ compensation insurance carrier, against Landlord.

c.

Tenant at its expense shall comply with all requirements of the Board of Fire Underwriters, or any other similar body affecting the Premises, and shall not use the Premises in a manner which shall increase the rate of fire insurance or other insurance of Landlord or of any other tenant, over that in effect prior to this Lease. If Tenant’s use of the premises increases the fire insurance rate, Tenant shall reimburse Landlord for all such increased costs.

18.

Waiver:

The failure of either Landlord or Tenant to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any right or election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such or more obligations of this Lease or of the right to exercise such election, but the same shall both continue and remain in full force and effect with respect to any subsequent breach, act, or omission.

19.

Broker(s):

The broker(s) in this transactions are JRT Realty Group, Inc., Insignia/ESG, Inc. and CB Richard Ellis, Inc. Tenant covenants, warrants, and represents that no other broker was instrumental in consummating this Lease, and that no conversations or negotiations were had with any other broker concerning the renting of the Demised Premises or rental space at Boca Industrial Park. Tenant agrees to hold Landlord harmless from any and all claims, and agrees to defend at its own expense, any and all claims for brokerage commission asserted by third parties other than the broker(s) stated above. Landlord shall be responsible for payment of commission to above broker(s).

20.

Notices:

Any notice, statement, demand, or other communication required or permitted to be given or made by either party to the other, pursuant to this Lease or pursuant to any applicable law, shall be deemed to have been properly given and made if sent by registered or certified mail, return receipt requested, addressed to the other party at the address hereinabove set forth or at such other address as may hereafter be designated by either party by notice to the other and shall be deemed to have been given or made on the day so mailed. Either party may, by notice given as aforesaid, designate a different address or addresses for notices, statements, demands, or other communications intended for it.

For Landlord:

For Tenant:

Insignia/ESG, Inc.

Before Lease Commencement Date:

2200 West Glades Road

PC Universe, Inc.

Suite 1204

2302 North Dixie Highway

Boca Raton, FL 33431

Boca Raton, Florida 33431

ATTN: Property Manager, Boca Industrial Park

ATTN: Gary Stern

with a copy to:

After Lease Commencement Date:

Teachers Insurance and Annuity

PC Universe, Inc.

Association of America

504-506 N.W. 77 Street

730 Third Avenue, 7th Floor

Boca Raton, Florida

New York, N.Y. 10017

ATTN: Gary Stern

Attention: Laura Hill

21.

Rules and Regulations:

It is mutually agreed that all the rules and regulations included with this instrument attached hereto marked as Exhibit “B” shall be and are hereby made a part of this Lease, and Tenant covenants and agrees that it and its employees, servants, and agents will at all times observe, perform, and abide by said rules and regulations as they exist and as they may be amended hereafter from time to time.

22.

Liens:

Nothing contained in this Lease shall be construed as a consent on the part of Landlord to subject the estate of Landlord to liability under the Construction Lien Law of the State of Florida, it being expressly understood that Landlord’s estate shall not be subject to such liability. Tenant shall strictly comply with the Construction Lien Law of the State of Florida as set forth in commencement of any work or alteration or the delivery of any materials, written and unconditional waivers of contractors’ liens with respect to the Premises, the Building and the Parcel for all work, service or materials to be furnished at the request or for the benefit of Tenant to the Premises. Such waivers shall be signed by all architects, engineers, designers, contractors, subcontractors, materialmen and laborers to become involved in such work. Notwithstanding the foregoing, Tenant at its expense shall cause any lien filed against the Premises, the Building or Tenant to be satisfied or transferred to bond within ten (10) days after Tenant’s having received notice thereof. In the event that Tenant fails to satisfy or transfer to bond such claim of lien within said ten (10) day period, Landlord may do so and thereafter charge Tenant as Additional Rent, all costs incurred by Landlord in connection with the satisfaction or transfer of such claim, including attorneys fees. Further, Tenant agrees to indemnify defend, and save Landlord harmless from and against any damage to and loss incurred by Landlord as a result of any such contractor’s claim of lien. If so requested by Landlord, Tenant shall execute a short form or memorandum of this Lease, which may, in Landlord’s sole discretion be recorded in the Public Records of Palm Beach County for the purpose of protecting Landlord’s estate from contractors’ Claims of Lien, as provided in Chapter 713.10, Florida Statutes. In the event such short form or memorandum of this Lease is executed, Tenant shall simultaneously execute and deliver to Landlord an instrument in recordable form terminating Tenant’s interest in the real property upon which the Premises are located, which instrument may be recorded by Landlord at the expiration or earlier termination of the term of this Lease. The security deposit paid by Tenant may be used by Landlord for the satisfaction or transfer of any Contractor’s Claim of Lien, as provided in this Section. This Section shall survive the termination of this Lease.

23.

Transfer by Landlord:

In the event that the interest or estate of Landlord in the Premises shall terminate by operation of law or by bona fide sale of the Premises or by execution or foreclosure sale, or for any other reasons, then and in any such event Landlord shall be released and relieved from all future liability and responsibility as to obligations to be performed by Landlord hereunder or otherwise. A voluntary conveyance of the Demised Premises shall not terminate this Lease and Landlord’s successor, by Tenant tendering payment of rent hereunder to such successor, shall become liable and responsible to Tenant in respect to all such obligations of Landlord under this Lease.

This Lease may be assigned by Landlord, in which case, Tenant, upon request by Landlord, shall issue a letter stating that the Lease is in full force and effect and that there are no set-offs or claims or other defenses to rent.

24.

Condemnation:

In the event any portion of the Demised Premises is taken by any condemnation or eminent domain proceeding or should the Demised Premises by conveyed in lieu of such a taking and this Lease continues in force as to any part of the Demised Premises, as hereinafter provided, the base monthly rental herein specified to be paid shall be ratably reduced according to the area of the Demised Premises which is actually taken, as of the date of such taking, and Tenant shall be entitled to no other consideration by reason of such a taking and any damages whatsoever suffered by Tenant and occasioned by such taking shall not entitle Tenant to share to any extent in any and all income, rent, awards, or any interest therein whatsoever which may be made in connection with such a taking and Tenant does hereby relinquish and assign to Landlord all Tenant’s right and equities in and to any such income, rent, awards, or any interest therein.

In the event of a partial taking of the building, either by condemnation, eminent domain, or conveyance in lieu thereof, Landlord may elect to terminate this Lease if the remaining area of the building shall not be reasonably sufficient for Landlord to continue feasible and economical operation of the remaining portion of the building, in Landlord’s sole discretion. Upon the giving of such notice this Lease shall terminate on the date of service of such notice, and the rents apportioned to the remainder of the Demised Premises shall be prorated and adjusted as of such termination date.

Should all the Demised Premises be so taken, this Lease shall terminate as of the date of such a taking and in the event Tenant shall be entitled to no damages or any consideration by reason of such taking, except the cancellation and termination of this Lease as of the date of said taking.

25.

Peaceful Possession;

Landlord warrants and represents that it is the owner of the Demised Premises and has full right, power, and authority to enter into this Lease Agreement. So long as Tenant pays all of the fixed rent and Additional Rent and charges due hereunder and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold, and enjoy the Demised Premises throughout the term of this Lease, without interference or hindrance by Landlord or any person claiming by, through, or under Landlord.

26.

Access, Changes in Building Facilities Name.

Except for the inside surfaces of all walls, windows, and doors bounding the Demised Premises, all of the building, including exterior building walls, core corridor walls and doors, and any core corridor entrance, any terraces or roofs adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric, or other utilities, sinks, or other building facilities, and the use thereof, as well as access thereto through the Demised Premises for the purposes of operation, maintenance, decoration, and repair, are reserved to Landlord.

Tenant shall permit Landlord to install, use, and maintain pipes, ducts, and conduits within the demising walls, bearing columns, and ceilings of the Demised Premises. Landlord shall be responsible for repairing, at its own expense, any damages caused by such installation or maintenance.

Landlord or Landlord’s agents shall have the right, upon request, to enter and/or pass through the Demised Premises or any part thereof, at reasonable times during reasonable hours (i) to examine the Demised Premises and to show them to the fee owners, holders of superior mortgages, or prospective purchasers mortgagees of lessees of the building as an entirety, and (ii) for the purpose of making such repairs or changes or doing such repainting in or to the Demised Premises or in or to the building or its facilities as may be provided for by this Lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by law or in order to repair and maintain the building or its fixtures or facilities. Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required for such repairs, changes, repainting, or maintenance. Landlord shall also have the right to enter on and/or pass through the Demises Premises, or any part thereof, at such times as such entry shall be required by circumstances of emergency affecting the Demised Premises or the building.

During the period commencing six (6) months prior to the end of the term hereof, Landlord may exhibit the Demised Premises to prospective tenants at reasonable times and during reasonable hours upon advance and proper notification to Tenant.

Landlord reserves the right, at any time after completion of the building, to make such reasonable changes in or to the building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages,. Elevators, escalators, and stairways thereof, as it may deem necessary or desirable.

Landlord may adopt any name for the Building and the Parcel. Landlord reserves the right to change the name or address of the Building or the Parcel at any time.

27.

Surrender, Holding Over:

On the last day of the term of this Lease, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises, Tenant shall peaceably and without notice of any sort, quit and surrender the Demised Premises to Landlord in good order, condition, and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under the terms of this Lease, and Tenant shall remove all of Tenant’s property therefrom. Tenant specifically agrees that in the event Tenant retains possession and does not so quit and Surrender the Demised Premises to Landlord, then Tenant shall pay Landlord (i) all damages that Landlord may suffer on account of Tenant’s failure to so surrender and quit the Demised Premises, including but not limited to any and all claims made by succeeding tenant of the Demised Premises against Landlord based on delay of Landlord in delivering possession of the Demised Premises to said succeeding tenant to the extent such delay is occasioned by the failure of Tenant to so quit and surrender said Premises, and (ii) rent for each month or any applicable portion of a month of such holding over at twice the amount payable for the month immediately preceding the termination of the Lease, during the time Tenant thus remains in possession. The provisions of this paragraph do not waive any of Landlord’s rights of reentry or any other right under the terms of this lease or the laws of Florida. If Tenant shall fail to surrender the Premises as herein provided, no new tenancy shall be created and Tenant shall be guilty of unlawful detainer. No surrender of this Lease or of the Premises shall be binding on Landlord unless acknowledged by Landlord in writing.

28.

Utilities:

Tenant agrees to pay promptly for all utilities used and consumed on the Premises, which are separately metered to the Demised Premises. Tenant agrees that Tenant will pay its proportionate Tenant’s Share (ad defined in Paragraph 14 above) of the electric, water, and sewage bills which are not separately metered. If Tenant uses water and sewage or extraordinary electrical power for commercial purposes, a separate meter will be installed at Tenant’s expenses and Tenant will pay separately for such electric, water, and sewage services. In this context, water and sewage for commercial purposes shall mean that Tenant is utilizing the water, sewer, and electric power for the purpose of production of a product for the preparation of a product for shipping or the integration of the use of water and the disposition of the sewage in connection with a business as opposed to the usage for light and for the benefit of employees, bathroom facilities, and the like.

29.

Security Systems:

Landlord, at its sole discretion, determination, and option may enter into a contract or otherwise provide or make arrangement for the providing of a security system which may include security guards and/or electronic devices and/or a security guard gate and gate house. In the event that Landlord elects to obtain such security system or systems, then Tenant shall pay its proportionate share of the expense. Tenant’s proportionate share of the expense shall be determined by taking the total square footage of Tenant’s Demised Premises as a numerator and dividing that by the total square footage of the rentable area in the building served by that security system as the denominator, and then multiplying that by the annual cost of the service or system. Tenant shall pay its proportionate share on a monthly basis together with its rental payment.

Landlord shall in no way be responsible for the performance of the obligations of the security guards, and Tenant hereby releases Landlord from any claims of any nature whatsoever in connection with the furnishing of security guard services. Tenant further acknowledges that should said services by provided on a negligent basis, that is sole and exclusive remedy shall be to seek recovery against the security service  company.

30.

Common Areas:

With the exception of the use of the parking lot for the parking of vehicles and walking to and from the Demises Premises, Tenant, Tenant’s employees, guests, and invitees shall not use the parking lot and areas not contained within the Demised Premises. Landlord shall maintain such parking lot on a non-reserved basis for the use of Tenant and other tenants in the Project.

31.

Relocation of Tenant:

Landlord expressly reserves the right at Landlord’s sole cost and expense to remove Tenant from the Demised Premises and to relocate Tenant in some other space of Landlord’s choosing of approximately the same dimensions and size, which other space shall be improved and decorated by Landlord at Landlord’s expense. Landlord shall have the right, in Landlord’s sole discretion, to use such decorations and materials from the existing Demised Premises, or other materials so that the space in which Tenant is relocated shall be comparable in its interior design and decoration to the Demised Premises from which Tenant is removed. In addition to such costs, Landlord shall reimburse Tenant in up to the amount of $1,000.00 for Tenant’s costs of reprinting letterhead, business cards and other office items bearing Tenant’s address. Nothing herein contained shall be construed to relieve Tenant or imply that Tenant is relieved of the liability for or obligation to pay any Additional Rent due by reason of the provisions of Paragraph 14 of this Lease, the provisions of which paragraph shall be applied to the space in which Tenant is relocated on the same basis as said provisions were applied to the Demised Premises from which Tenant is removed. Tenant agrees that Landlord’s exercise of its election to remove and relocate Tenant shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligations to pay Rent and perform the covenants and agreements hereunder for the full Lease Term.

32.

Signs:

Attached hereto marked as Exhibit “C” and made a part hereof is Landlord’s sign standard. Tenant must, prior to installing a sign, receive Landlord’s prior written approval of the proposed sign. Tenant will submit a “permit ready” set of sign plans for Landlord’s approval. Notwithstanding the fact that Landlord shall have approved the plans Tenant must comply with all applicable governmental rules and laws concerning signs and their installation. In no event will a sign be approved by Landlord which does not comply with the standard attached hereto. Tenant will give notice to Landlord within then (10) days following Tenant’s execution hereof if it wishes to install a sign under paragraph 3 of Exhibit “C” hereto and, in the absence of its timely notice, Tenant shall not be permitted to install such sign. In the event of such timely notice (i) Tenant shall pay Landlord the sum of $1,0000.00 per year during the terms of this Lease, payable on the Commencement Date and on the first day of each Lease year thereafter, such obligation being in the nature of additional rent, for such signage rights; (ii) the location of such sign on the Building shall be subject to Landlord’s consent, and such location shall be determined in Landlord’s sole and absolute discretion;

(iii) Tenant shall obtain all requisite municipal approvals at its sole cost and expense, shall install such sign in compliance with such approvals, and shall provided Landlord with a true and correct copy of each such approval before proceeding to install the sign; (iv) Tenant shall, on the expiration or earlier termination of this Lease, remove such sign and restore the Building from the effects of the installation of this Lease, remove such sign and restore the Building from the effects of the installation and removal of such sign, reasonable wear and tear only excepted; (v) notwithstanding the color and paint specifications et forth in Paragraph 3 of Exhibit “C” hereto, Landlord shall provide Tenant with revised specifications within then (10) days following Tenant’s notice to Landlord as required in this Paragraph 32.

33.

Hazardous Waste:

Tenant agrees not to store in, on, or outside of the Premises any hazardous materials of any type, as defined by any local, state, or federal agency, or any other toxic, corrosive, reactive, or ignitable material.

Tenant agrees to document all hazardous waste disposal, if any, and to keep the same on file for five years and to document the same by one of the following types of documentation: A hazardous waste manifest; a bill of lading from a bonded hazardous substance transporter showing shipment of a licensed hazardous waste facility; or a confirmation of receipt of materials from a recycler, a waste exchange operation, or other permitted hazardous waste management facility.

Tenant agrees not to generate hazard effluents.

Tenant agrees to allow reasonable access to facilities for monitoring of the above by Landlord, Palm Beach County, ERM, and the Florida DER to assure compliance with the above as well as any other condition relating to the use of the subject property.

Violation of any of the above shall be deemed to be a default on the part of Tenant of the terms of the Lease at the option of the Landlord.

34.

Radon Gas:

Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and sate guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

35.

Entire Agreement:

This Lease along with the attached Exhibits contain the entire agreement between the parties hereto and all previous negotiations leading hereto and it may be modified only by an agreement in writing signed and sealed by Landlord and Tenant.

36.

Code Compliance:

Tenant shall not do, and shall not permit persons within Tenant’s control to do, nay act or thing in or upon the Premises or the Building which will invalidate or be in conflict with the certificate of occupancy for the Premises or the Building or violate any other zoning ordinances, and rules and regulations of governmental or quasi-governmental authorities having jurisdiction over the Premises or the Building (the “Requirements”). Tenant shall, at Tenant’s sole cost and expense, take all action, including any required Alterations necessary to comply with requirements (including, but not limited to, applicable terms of the Palm Beach County Building Code and the Americans With Disabilities Act of 1990 (the “ADA”), each as modified and supplemented from time to time) which shall impose any violation, order or duty upon Landlord or Tenant arising from, or in connection with, the Premises, Tenant’s occupancy, use or manner of use of the Premises (including, without limitation, any occupancy, use or manner of use that constitutes a “place of public accommodation” under the ADA), or any installations in the Premises, or required by reason of a breach of any of Tenant’s covenants or agreements under this Lease, whether or not such Requirements shall now be in effect or hereafter enacted or issued, and whether or not any work required shall be ordinary or extraordinary or foreseen or unforeseen at the date hereof. Notwithstanding the preceding sentence, Tenant shall not be obligated to perform any Alterations necessary to comply with any Requirements, unless compliance shall be required by reason of (i) any cause or condition arising out of any Alterations or installations in the Premises (whether made by Tenant or by Landlord on behalf of Tenant), or (ii) Tenant’s particular use, manner or use or occupancy on behalf of Tenant of the Premises, or (iii) any breach of any of Tenant’s covenants or agreement sunder this Lease, or (iv) any wrongful act or omission by Tenant or persons within Tenant’s control, or (v) Tenant’s use or manner of use or occupancy of the Premises as a “place of public accommodation” within the meaning of the ADA.

37.

Waiver of Jury Trial:

LANDLORD AND TENANT HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, WHETHER DURING OR AFTER THE TERM, OR FOR THE ENFORECEMNT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.  IF LANDLORD SHALL COMMENCE ANY SUMMARY PROCEDURE AGAINST TENANT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN WHICH IS THE SUBJECT OF SUCH COUNTERCLAIM), AND WILL NOT SEEK TO CONSOLIDATE SUCH PROCEDURE WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR WILL BE BROUGHT IN ANY OTHER COURT BY TENANT OR LANDLORD.

38.

Liability of Landlord.

Tenant shall look solely to the estate and property of landlord in the land and building improvements comprising the Building for the collection of any judgment, or in connections with any judicial process, requiring the payment of money by Landlord in the event of any default by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord, and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant’s remedies and rights under this Lease. The word “Landlord” as used in this Lease shall mean only the owner from time to time of Landlord’s interest in this Lease, in the event of any assignment of Landlord’s interest in this lease, the assignor shall not longer be liable for the performance or observation of any agreements or conditions on the part of Landlord to be performed or observed.

39.

Contingency

Landlord is attempting to terminate the Lease of another tenant currently leasing the Premises in reliance on Tenant’s entry into this Lease, and this Lease is therefore subject to Landlord’s entry into such termination agreement. Landlord will give Tenant notice when it has entered into such agreement and, if Landlord does not satisfied such contingency on or before   two weeks from full execution of the Lease, and tendered delivery of possession of the Premises to tenant by such date then Tenant may, by notice to Landlord not later than   two weeks and five days following the full execution of Lease, elect to terminate this Lease, and in the event of such timely termination Landlord and Tenant shall thereupon be relieved of all obligations from one to the other hereunder.

[execution page follows]

IN WITNESS WHEREOF, Landlord and Tenant have duly signed and executed these presents at Palm Beach County on this 11th day of May, 2001.

Signed, sealed and delivered in the presence of:		“Landlord”

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

/s/ LAURA HILL	By:	/s/ HARRY ST. CLAIR
Witness Signature	Name Printed: Harry St. Clair
Title: Director
Laura M. Hill
Witness Name Typed

/s/ MARIO MIRABELLI
Witness Signature

Mario Mirabelli, Associate Director
Witness Name Typed

As To Landlord
“Tenant”

PC UNIVERSE., a Florida corporation

/s/ REGINA BAGLIERI	By:	/s/ GARY STERN
Witness Signature	Name Printed: Gary Stern
Title: President
Regina Baglieri
Witness Name Typed

/s/ ROBBIE MACDONALD
Witness Signature

/s/ Robbie MacDonald
Witness Name Typed

As To Tenant

EXHIBIT “A”

Site Plan

BUILDING 201
BUILDING 202
BUILDING 203
BUILDING 204
BUILDING 205
BUILDING 206

BOCA INDUSTRIAL PARK

DIRECT ACCESS FROM CONGRESS AVE. EXIT OF I-95

PERTINENT INFORMATION:

- 20' - 22' CEILING CLEARANCE
- AFTER HOURS SECURITY
- 3-PHASE ELECTRICAL
- CENTRAL FIRE ALARM
- FULLY SPRINKLED
- 40' COLUMN SPACING
- GRADE LEVEL AND DOCK
- HEIGHT LOADING DOORS
- AMPLE PARKING
- SEPARATE ELECTRIC METERS
- EXTERIOR SECURITY LIGHTS

BUILDING SQUARE FOOTAGE

Building 201	-	32,126 SF
Building 202	-	56,500 SF
Building 203	-	56,500 SF
Building 204	-	139,200 SF
Building 205	-	56,500 SF
Building 206	-	44,930 SF
TOTAL		386,046 SF

EXHIBIT “B”

RULES AND REGULATIONS

1)

The sidewalks, entrances, passages, courts, vestibules, or stairways shall not be obstructed or encumbered by any Tenant or used or any purpose other than ingress and egress to and from the demised premises.

2)

No awnings or other projections shall be attached to the outside walls of the building without the prior written consent of Landlord and the City of Boca Raton.

3)

No sign, advertisement, notice, or other letting shall be exhibited, inscribed, painted, or affixed by any Tenant on any part of the outside or inside of the demised premises or building without the prior written consent of landlord and the City of Boca Raton. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant or Tenants violating this rule.

4)

The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways, and other public places in the building shall not be covered or obstructed by any Tenant, nor shall any bottles, parcels, or other articles be placed on the windowsills.

5)

The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damage resulting from any misuse of the fixture shall be borne by Tenant who, or whose servants, employees, agents, visitors, or licensees shall have caused the same.

6)

No Tenant shall mark, paint, drill into, or in any way deface any part of the demised premises or the building of which they form a part. No boring, cutting, or stringing of wires shall be permitted, except with the prior written consent of Landlord and as it may direct.

7)

No Tenant shall make, or permit to be made, any unseemingly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises of those having business with them, whether by the use of any musical instruments, radio talking machine, unmusical noise, whistling, singing, or in any other way. No Tenant shall throw anything out of the doors, windows, or skylights, or down the passageways.

8)

No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Each Tenant must, upon the termination of his tenancy, restore to Landlord all keys of offices and toilet rooms, either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys so furnished, such Tenant shall pay to Landlord the cost thereof.

9)

No Tenant shall occupy or permit any portion of the premises demised to him to be used for the possession, storage, manufacture, or sale of liquor. No Tenant shall engage or pay any employees of the demised promises, except those actually working for such Tenant on said premises nor advertise for laborers giving an address at said premises.

10)

The premises shall not be used for gambling, lodging, or sleeping or any immoral or illegal purpose.

11)

The requirements of Tenants will be attended to only upon application at the office of the building. Employees shall not perform any work or do anything outside of the regular duties unless under special instruction from Landlord.

12)

Canvassing, soliciting and peddling in the building is prohibited and such Tenant shall cooperate to prevent the same.

13)

Landlord specifically reserves the right to refuse admittance to the building after 7:00 p.m. daily, or on Sundays or on legal holidays, to any person or persons who cannot furnish satisfactory identification, or to any person or persons who for any other reason in Landlords judgment, should be denied access to the premises. Landlord, for the protection of Tenant’s and their effects may prescribe hours and intervals during the night, on Sunday, and holidays, when all persons entering and departing the building shall be required to enter their names, the offices to which they are going or from which they are leaving, and the time of entrance or departure in a Register provided for that purpose by Landlord.

14)

Landlord may retain a pass key to the Demised Premises, and be allowed admittance thereof at all times to enable its representatives to examine the demised premises.

15)

Landlord reserves the right to make such other and further reasonable rules and regulate in its judgment may from time to time be needed for the safety, care and cleanliness of the premises, and for the preservation of good order therein, and any such other or further rules and regulations shall be binding upon the parties hereto with the same force and effect as if they had been inserted herein at the time of the execution hereof.

16)

Except as otherwise approved in writing by Landlord’s insurer, no Tenant, nor any of Tenant’s servants, employees, agents, visitors, or licensees, shall at any time bring or keep upon the demised premises any inflammable, combustible, or explosive-fluid, chemical, or substance.

17)

Notwithstanding anything contained to the contrary, Tenant shall be entitled to park its’ vehicles in the rear of the building during the nighttime hours.

18)

No animals, other than seeing-eye dogs, shall be permitted in any portion of the Premises.

EXHIBIT C

SIGN REQUIREMENTS

FOR

BOCA INDUSTRIAL PARK

1.

All signs must be submitted to the office of Landlord c/o Insignia/ESG, Inc., 2200 West Glades Road, Suite 124, Boca Raton, Florida 33431 for approval. Signs “not approved” will not be permitted to be erected, Submit three (3) sets of prints for approval. Approval given by Landlord will not relieve any tenant from compliance with all acceptable sign codes set forth by the governing authority.

2.

Signs projecting perpendicular from the face of the building, or above the root, and/or parapet coping, will not be permitted.

3.

Signs must be construed of reverse channel aluminum fabricated individual letters 12” high and 2” deep, Microgramma Bold Style mounted to masonry using 1/8” brass standoffs. Color to match Sherwin Williams Mosaic Blue BM-33.7 (or such replacement specification promulgated by Landlord prior to Tenant’s sign fabrication.

4.

Box or Plaque type signs will not be permitted.

5.

Insignias or trademarks might be permitted if in Landlord’s opinion proper relationship is achieved with overall design concept. Landlord’s decision will be final.

6.

Flashing or moving lights will not be permitted, nor will flood lighting be allowed.

7.

Placement of signs to be in accordance with attached plan.

EXHIBIT D

Option To Renew

Landlord hereby grants Tenant the option to renew (“Renewal Option”) the term if this Lease for one (1) additional term of three (3) years (the “Renewal Term”), commencing as of the date immediately following the expiration of the Lease Term, such option to be subject to the covenants and conditions hereinafter set forth in this paragraph., Tenant shall give landlord written notice (the “Renewal Notice”) of Tenant’s election to exercise its Renewal Option no later than 6 months prior to the expiration of the then current term of this Lease; Tenant’s failure to give the Renewal Notice by said date, whether due to Tenant’s oversight or failure to cure any existing default or otherwise, shall render this Renewal Option null and void. Tenant shall not be permitted exercise this Renewal Option at any time during which Tenant is in default under this lease, subject to applicable notice and grace periods (if any). In the event Tenant fails to cure any default under this Lease prior to the commencement of any Renewal Term, subject to applicable notice and grace periods, the Renewal Term shall be immediately canceled, unless Landlord elects to waive such default, and Tenant shall forthwith deliver possessions of the Premises to Landlord as of the expiration date or earlier termination of the then current term of this lease.

Tenant shall be deemed to have accepted the Space in “as is” condition as of the commencement of the Renewal Term, subject to any other repair and maintenance obligations of Landlord under this lease, it being understood and agreed that Landlord shall have no additional obligation to renovate or remodel the Space or any portion of the Building as a result of Tenant’s renewal of the Lease.

The covenants and conditions of the Lease in force during the original Lease Term, as the same may be modified from time to time, shall continue to be in effect during any Renewal Term, except as follows:

(a)

The “Commencement Date” for the purposes of this Lease shall be the first day of each Renewal Term.

(b)

The “Base Rental” for the first year of the Renewal Term shall be based upon the then prevailing market rental rate for premises comparable to the premises in the Project or a comparable project in Boca Raton, Florida, provided, however, that the Base Rental shall in no event be less than the Base Rental in effect at the end of the prior Lease term. The market rental rate for comparable space shall be as reflected in one or more leases executed preceding commencement of the Renewal Term. If Landlord has not executed any lease with new Building tenants within said twelve (12) months period, the prevailing market rental rate determination shall be based on new leases for premises comparable to the Premises herein, as executed within said twelve (12) months period by owners of other comparable properties located in Boca Raton, Florida. In the event that the parties are unable to agree upon the fair market rate for the Space within thirty (30) days after Tenant’s exercise of its option to renew, the “Market Rate” shall be determined as follows:

1)

Landlord and Tenant shall attempt to agree on a single M.A.I. appraiser, If they shall fail to agree on the choice of a single appraiser within ten (10) business days after demand by either party, then each shall select an appraiser within five (5) business days after the expiration of the prior thirty (30) day period, If either Landlord or Tenant fails to appoint an appraiser, then the appraiser selected by the other party shall select the second appraiser within five (5) business days following the expiration of the applicable five (5) day period referred to above. The two appraisers thus selected shall select, within ten (10) business days after their appointment, a third appraiser. If the two appraisers so selected shall be unable to agree on the selection of a third appraiser, then either appraiser, on behalf of both, shall request such appointment by the American Institute of Real Estate Appraisers, Hereinafter referred to as the “Institute” (or any successor association or body of comparable standing if the Institute is not then in existence). Each appraiser shall be a member in good standing of the Institute and hold the highest general designation of membership therein.

2)

the Market Rate shall be determined by the appraisers (whether one or three) based upon customary and usual appraisal techniques of expert appraisers as of the scheduled commencement date of the subject Renewal Term. The appraiser (if one) or each of the appraisers (if three) shall prepare a written report of his or her determination of the Market Rate and deliver a copy to Landlord and a copy to Tenant within thirty (30) days of the selection of the appraiser if only one appraiser is used, or within forty-five (45) days of the selection of the third appraiser if three appraisers are used. The Market Rate for purposes of this Lease shall equal the rental rate established by the one appraiser if only one appraiser is used, or the average of the proposed rental rates established by each appraiser if three appraisers are used.

If the appraisal process described above is used to determine the Market Rate, then the reasonable fees and expenses of the appraisers shall be shared equally by Landlord and Tenant.

(c)

Following expiration of the Renewal Term as provided herein, Tenant shall have no further right to renew or extend this Lease.

Tenant’s option to renew this Lease shall not be transferable by Tenant, except in conjunction with a permissible assignment of Tenant’s interest in this Lease in accordance with the applicable provisions hereof.